As filed with the Securities and Exchange Commission on October 21, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Keysight Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-4254555
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1400 Fountaingrove Parkway
Santa Rosa, CA	95403
(Address of Principal Executive Offices)	(Zip Code)

Keysight Technologies, Inc. 2014 Equity and Incentive Compensation Plan

Keysight Technologies, Inc. 2014 Employee Stock Purchase Plan

(Full Title of the Plans)

Stephen Williams

Senior Vice President, General Counsel and Secretary

Keysight Technologies, Inc.

1400 Fountaingrove Parkway

Santa Rosa, CA

(877) 424-4536

(Name, Address, and Telephone Number,

Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	25,000,000 shares	(3)	$30.16	$754,000,000	$87,614.80
Common Stock, par value $0.01 per share	25,000,000 shares	(4)	$30.16	$754,000,000	$87,614.80
Total	50,000,000 shares			$1,508,000,000	$175,229.60

(1)                            This Registration Statement covers such additional and indeterminate number of shares of common stock of the Registrant as may become issuable by reason of stock dividends, stock splits or similar transactions.

(2)                            Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(c) and 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices per share of common stock of the Registrant in the “when issued” trading market as reported on the New York Stock Exchange on October 20, 2014.

(3)                            Represents the number of shares of the Common Stock of the Registrant issuable pursuant to awards granted under the Registrant’s 2014 Equity and Incentive Compensation Plan.

(4)                            Represents the number of shares of the Common Stock of the Registrant issuable under the Registrant’s 2014 Employee Stock Purchase Plan.

Part I
Information Required in the Section 10(A) Prospectus

The documents containing the information specified in this Part I will be delivered to the participants in the Keysight Technologies, Inc. 2014 Equity and Incentive Compensation Plan and the Keysight Technologies, Inc. 2014 Employee Stock Purchase Plan covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

Part II
Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed by Keysight Technologies, Inc. (the “Company”) with the Commission, are hereby incorporated by reference in this Registration Statement:

(a)                 The Company’s Registration Statement on Form 10, initially filed with the Commission on March 5, 2014, as amended, including the description of the Company’s Common Stock contained therein, and any amendment or report filed for the for the purpose of updating such description;

(b)                 The Company’s Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) filed on October 7, 2014 and October 17, 2014.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Company’s amended and restated certificate of incorporation will include such an exculpation provision. The Company’s amended and restated certificate of incorporation and bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at the Company’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Company’s amended and restated certificate of incorporation and bylaws will also provide that the Company must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Company’s amended and restated certificate of incorporation will expressly authorize the Company to carry directors’ and officers’ insurance to protect the Company, its directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions that will be in the Company’s amended and restated certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and its shareholders. However, these provisions will not limit or eliminate the Company’s rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See the Exhibit Index on the page immediately following the signature pages to the Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.  Undertakings.

(a)         The Company hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                              That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)                              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                              The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Rosa, California, on this 21st day of October, 2014.

KEYSIGHT TECHNOLOGIES, INC.

By:	/s/ Ronald S. Nersesian
Name: Ronald S. Nersesian
Title: President and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Stephen D. Williams and Jeffrey K. Li as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming that all such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald S. Nersesian	President, Chief Executive Officer and Director (Principal Executive Officer)
Ronald S. Nersesian		October 21, 2014

/s/ Paul N. Clark	Director
Paul N. Clark		October 21, 2014

/s/ Marie Oh Huber	Director
Marie Oh Huber		October 21, 2014

/s/ Neil Dougherty	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Neil Dougherty		October 21, 2014

/s/ John Sinner	Vice President and Corporate Controller (Principal Accounting Officer)	October 21, 2014
John Skinner

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Form of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to Form 10 filed by the Company on August 13, 2014).
4.2	Form of Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to Form 10 filed by the Company on August 13, 2014).
*4.3	2014 Equity and Incentive Compensation Plan.
4.4	2014 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to Amendment No. 4 to Form 10 filed by the Company on July 18, 2014).
*5.1	Opinion of Baker & McKenzie LLP.
*23.1	Consent of PwC.
*23.2	Consent of Baker & McKenzie LLP (filed as part of Exhibit 5.1).
*24	Powers of Attorney (included as part of the signature pages of the Registration Statement).

* Filed herewith.